Exhibit 99.1

ADM Tronics Reports Second Quarter Financial Results

November 19, 2008, Northvale, NJ – ADM Tronics Unlimited, Inc. (OTCBB: ADMT), a technology-based developer and manufacturer of unique, environmentally-safe, health and life-enhancing technologies, today announced financial results for the six months ended September 30, 2008.

ADMT reported a net loss of $4,407,174, or $.08 net loss per share, and $7,628,702, or $.14 net loss per share, for the three and six months ended September 30, 2008, respectively, an increase of $3,725,826 and $6,374,705 compared to a net loss of $681,348, or $.01 net loss per share, and $1,253,997, or $.02 net loss per share, for the three and six months ended September 30, 2007, respectively.  This increase was primarily the result of decreases in the fair market value of our investment in Ivivi Technologies Inc. (Ivivi) of $4,517,500 and $9,815,000 for the three and six months ended September 30, 2008, respectively, which were offset by recognized deferred tax credits of $277,612 and $2,147,576 for the three and six months ended September 30, 2008, respectively.  Revenues for the three months ended September 30, 2008 were $389,589 as compared to $399,847 for the three months ended September 30, 2007, a decrease of $10,258, or 3%.  Revenues were $990,530 for the six months ended September 30, 2008 as compared to $692,933 for the six months ended September 30, 2007, an increase of $297,597, or 43%.  This increase was mainly the result of greater sales in contract manufacturing for Ivivi.  To date, we have not received any additional orders from Ivivi.

Andre’ DiMino, President of ADMT stated, “Our results show continued growth for our year-over-year periods. We expect to see continued growth and acceptance of our water-based chemical products through expanded sales and marketing activities.”

ADM TRONICS UNLIMITED, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE THREE AND SIX MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,

	2008	2007	2008	2007

Revenues	$389,589	$399,847	$990,530	$692,933

Costs and expenses:
Cost of sales	258,269	249,170	657,480	419,229
Research and development	-	1,057	-	3,550
Selling, general and administrative	311,913	245,798	600,581	494,517

Total operating expenses	570,182	496,025	1,258,061	917,296

Operating loss	(180,593)	(96,178)	(267,531)	(224,363)

Interest income, net	13,307	25,647	28,641	50,790

Change in fair value of investment
in Ivivi	(4,517,500)	--	(9,815,000)	--

Equity in net loss of Ivivi	--	(610,817)	--	(1,080,424)

Net loss before income taxes (credit)	(4,684,786)	(681,348)	(10,053,890)	(1,253,997)

Income taxes (credit)	(277,612)	--	(2,425,188)	--

Net loss	$(4,407,174)	$(681,348)	$(7,628,702)	$(1,253,997)

Net loss per share, basic and diluted	$(0.08)	$(0.01)	$(0.14)	$(0.02)

Weighted average shares outstanding,
basic and diluted	53,939,537	53,882,037	53,939,537	53,882,037

ADM TRONICS UNLIMITED, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	SEPTEMBER 30, 2008	MARCH 31, 2008
	(Unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$1,518,042	$2,072,325
Accounts receivable, net of allowance for doubtful
accounts of $1,088 and $1,088, respectively	83,747	101,270
Inventories	365,745	469,403
Prepaid expenses and other current assets	8,592	83,731
Restricted cash	225,000	-

Total current assets	2,201,126	2,726,729

Property and equipment, net of accumulated depreciation
of $21,576 and $17,873, respectively	66,473	55,288

Inventory - long term portion	84,543	78,416
Investment in Ivivi	1,560,000	2,154,517
Advances to related parties	65,655	74,299
Other assets	236,144	28,486

Total assets	$4,213,941	$5,117,735

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$139,349	$237,331
Note payable – Bank	200,000	--
Accrued expenses and other current liabilities	48,165	87,439
Customer deposits – Ivivi	108,697	241,828
Total current liabilities	496,211	566,598

Stockholders' equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized,
no shares issued and outstanding	--	--
Common stock, $.0005 par value; 150,000,000 shares
authorized, 53,939,537 shares issued and outstanding at
September 30, 2008 and March 31, 2008	26,970	26,970
Additional paid-in capital	32,153,597	32,153,597
Accumulated deficit	(28,462,838)	(27,629,430)

Total stockholders' equity	3,717,730	4,551,137

Total liabilities and stockholders' equity	$4,213,941	$5,117,735

About ADMT

ADMT is a technology based developer and manufacturer of unique, environmentally safe, health and life enhancing technologies and products. Its core competency is its ability to conceptualize a technology, bring it through development, into manufacturing and commercialization, all in-house. Its diversified product technology areas are environmentally friendly, water based industrial chemicals; therapeutic, non invasive electronic medical devices; and, innovative personal care and topical dermatological products.

Forward-Looking Statements

This press release contains statements, which may constitute "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events.  Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements.  Forward-looking statements are subject to a number of risks and uncertainties, including, those risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2008.  The Company assumes no obligation to update the information contained in this press release.

Company Contact:	Andre’ DiMino	201-767-6040	andre@admtronics.com